UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 6, 2012

Washington Mutual, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Washington	1-14667	91-1653725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 THIRD AVENUE, SUITE 3000 SEATTLE, WASHINGTON	98101
(Address of Principal Executive Offices)	(Zip Code)

(206) 432-8887
 (Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2012, Washington Mutual, Inc. (the “Company”) and the Company’s wholly-owned subsidiary, WMI Investment Corp. (“Investment” and collectively with the Company, the “Debtors”), entered into a liquidating trust agreement with William C. Kosturos, as the liquidating trustee (the “Liquidating Trustee”), and CSC Trust Company of Delaware, as the Delaware resident trustee (the “Agreement”).  As previously disclosed, William C. Kosturos is also the Chief Restructuring Officer of the Company, and is the President & Chief Operating Officer of Investment.  A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Summary of the Agreement

The following is a summary of the material terms of the Agreement, as executed by the Debtors, and is not a complete description of the Agreement.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Debtors’ Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Plan”).  The Agreement provides for the creation of a liquidating trust (the “WMI Liquidating Trust”) that will have an initial term of three years, subject to extension for up to an additional three years (subject to certain limited exceptions) with the approval of the United States Bankruptcy Court for the District of Delaware.  On or shortly after the effective date of the Plan (the “Effective Date”), certain of the Debtors’ assets, as further described below (the “Liquidating Trust Assets”), will be transferred to the WMI Liquidating Trust pursuant to the Plan for the benefit of certain holders of claims against, or equity interests in, the Debtors.  Such claim and equity interest holders (the “Liquidating Trust Beneficiaries”) will be issued beneficial interests in the WMI Liquidating Trust (each such interest, a “Liquidating Trust Interest”) in exchange for their claims against, or equity interests in, the Debtors.  The Agreement provides that the Liquidating Trust Interests are not transferable except by will, intestate succession or operation of law.  Pursuant to the Agreement, the Liquidating Trustee will be responsible for liquidating, converting to cash and distributing the Liquidating Trust Assets to the Liquidating Trust Beneficiaries in accordance with the terms of the Agreement.  The WMI Liquidating Trust will not continue, nor engage in at any time, the conduct of any trade or business other than the liquidation and distribution of the Liquidating Trust Assets, and is intended to qualify as a “liquidating trust” for federal income tax purposes.

The proceeds that are obtained from the liquidation of the Liquidating Trust Assets will be distributed to the Liquidating Trust Beneficiaries in accordance with the distribution procedures and priorities set forth in the Agreement.  These distribution procedures include a reserve mechanism to allow for the resolution of claims that are disputed, in whole or in part, as of the Effective Date and the issuance of Liquidating Trust Interests and Runoff Notes in respect thereof if and when such claims are allowed.  The Agreement also provides for the establishment of a trust advisory board (the “Trust Advisory Board”), which will be responsible for approving certain decisions of the Liquidating Trustee and will be initially comprised of ten (10) members, three (3) of whom will be selected by the Creditors’ Committee, four (4) of whom will be selected by the Equity Committee, with one (1) such member (together with any successors, the “TPS Member”) to be named by the TPS Funds, one (1) of whom will be selected by the Creditors’ Committee and approved by the Equity Committee, one (1) of whom will be selected by Tricadia Capital Management, LLC, and one (1) ex officio member who will be selected by Holdco Advisors, L.P. with limited member rights consisting solely of the right of observation and the review of materials provided to the Trust Advisory Board and, subject to the agreement of the other members of the Trust Advisory Board, a right of participation in discussions of the Trust Advisory Board but with no right to vote.

The Trust Agreement also provides for the establishment of a subcommittee of the Trust Advisory Board (the “Litigation Subcommittee”) which will oversee the prosecution of certain claims and the defense of Junior Disputed Claims.  The Litigation Subcommittee will be initially comprised of five (5) members, two (2) of whom will be selected from the Trust Advisory Board by the Creditors’ Committee, two (2) of whom will be selected from the Trust Advisory Board by the Equity Committee, and one (1) member who will be the TPS Member.

The Liquidating Trust Assets will consist of all of the assets of the Debtors as of the Effective Date, other than:

•
the Company’s equity interests in (i) Investment (all the assets of which will be contributed to the WMI Liquidating Trust, including any intercompany claims), (ii) WM Mortgage Reinsurance Company, Inc., and (iii) Washington Mutual Bank (the stock of which is worthless and is expected to be abandoned by the Company shortly before the Effective Date);

•	cash to be distributed on and from the Effective Date pursuant to the Plan to holders of certain allowed claims against the Debtors;

•	cash necessary to pay the fees and expenses owed to certain creditors’ professionals;

•	cash necessary to reimburse the Debtors for fees and expenses incurred in connection with initial distributions made by the Debtors as disbursing agent under the Plan;

•	the economic interest retained by the Debtors in any Litigation Proceeds pursuant to the respective elections of Reorganized Common Stock; and

•	Creditor Cash on the Effective Date.

The majority (by dollar amount) of the Liquidating Trust Assets is expected to consist of tax refunds and accumulated interest on those refunds, cash held in the Liquidating Trust Claims Reserve, and Runoff Notes.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	WMI Liquidating Trust Agreement, dated as of March 6, 2012, by and among Washington Mutual, Inc., WMI Investment Corp., William C. Kosturos and CSC Trust Company of Delaware.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON MUTUAL, INC. (Registrant)

Date: March 12, 2012	By:	/s/ Charles Edward Smith
		Name:	Charles Edward Smith
		Title:	Executive Vice President

EXHIBIT INDEX

10.1	WMI Liquidating Trust Agreement, dated as of March 6, 2012, by and among Washington Mutual, Inc., WMI Investment Corp., William C. Kosturos and CSC Trust Company of Delaware.